Exhibit 99

[PHARMACIA LOGO]

FOR IMMEDIATE RELEASE

Pharmacia Board of Directors Reduces Size

PEAPACK, NJ (June 19, 2001) - Pharmacia Corp. (NYSE: PHA) today announced the resignation of John E. Robson from the Company’s Board of Directors following his recent appointment as Chairman and President of the Export-Import Bank of the United States. Mr. Robson’s departure reduces the Pharmacia Board of Directors to 14 members.

Mr. Robson was appointed to the Pharmacia Board of Directors in conjunction with the merger of Pharmacia & Upjohn and Monsanto Company in March 2000. He had previously served on the Monsanto Board of Directors and as Chief Executive Officer and President of Monsanto’s G.D. Searle pharmaceutical unit. Most recently, Mr. Robson served as a Senior Advisor with the investment banking firm, Robertson Stephens.

Pharmacia Corporation (NYSE:PHA) is a top-tier global pharmaceutical company with a leading agricultural subsidiary. Pharmacia’s innovative medicines and other products save lives and enhance health and wellness. Pharmacia’s 59,000 people work together with many diverse stakeholders to bring these benefits to people around the world, and to create new health solutions for the future.

Media Contact: Paul Fitzhenry Tel. (908) 901-8770	Analyst Contact: Craig Tooman Tel. (908) 901-8853